EXHIBIT 10.42

June 18, 2001

Dear Jeff:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. as Senior Vice President, Chief Medical Officer reporting to Geoffrey Duyk, M.D., Ph.D., Executive Vice President and Chief Scientific Officer.

Other terms of employment include:

Compensation:  Your initial bi-monthly salary will be twelve thousand five hundred dollars ($12,500.00).

Loan:      We will make available a loan to you in an amount up to one hundred twenty five thousand ($125,000.00) dollars. The loan will have a term of four (4) years and bear interest at the lowest rate available for a loan of this term in effect as of the date of the loan published under the rules and regulations of the U.S. Treasury (for example, the rate as of the date of this letter was 5.02%). Interest will accrue and be payable annually within five (5) days of each anniversary date. The principal on the loan will be subject to forgiveness as follows: (a) sixty two thousand five hundred dollars ($62,500) upon your third anniversary of full-time employment; and (b) sixty two thousand five hundred dollars ($62,500) upon your fourth anniversary of full-time employment, provided that the loan has not otherwise been repaid or required to be repaid. All unpaid and unforgiven portions of the principal will be subject to repayment prior to maturity upon termination of your employment prior to your fourth anniversary date. Additionally, the loan will be subject to complete forgiveness prior to the time of maturity or forgiveness as otherwise specified above in the event that either: (a) your position is no longer part of the senior management organization (currently the Senior Staff group) at Exelixis, or (b) Exelixis eliminates its clinical development group. All forgiven amounts will be subject to withholding in addition to reported on your Form W-2 in the year of forgiveness.

Performance Review:  Your performance will be formally reviewed no less than annually you will be eligible to receive an incentive bonus of up to thirty (30%) percent of your annual salary based on achievement of key milestones.

Benefits:  All full-time employees of Exelixis, Inc. enjoy a generous benefits package as is outlined on the attached Summary of Benefits.

Review:  Your performance will be formally reviewed no less than annually.

Confidentiality:  As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Proprietary Information and Inventions Agreement.

Start Date:  To be determined.

Options for Equity:  You will also be eligible to receive a stock option grant for one hundred twenty five thousand (125,000) shares of Exelixis stock pursuant to our 2000 Equity Incentive Plan pursuant to the standard form of stock option agreement at the closing price on your start date, subject to approval by the Board of Directors. Shares subject to options vest at the rate of 1/4th after one year of employment and 1/48th every month thereafter over a total of four years.

Termination:  In the event of termination of your employment by the Company without cause, the Company will continue to pay you your base salary for a period after the date of such termination equal to the lesser of (1) six months and (2) the period until you obtain alternative employment. In addition, you will be entitled to receive the amount of any declared but unpaid bonus as at the date of such termination and the Company shall continue to make available to you such fringe benefits as are required by law.

Other:  This offer expires on Friday, June 22, 2001, unless accepted prior to this date.  In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time.  No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time.  Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

You may accept this offer of employment by signing both copies of this letter and Proprietary Information and Invention Agreements and returning one of each to me.

Jeff, we look forward to your coming on board!

Sincerely,

/s/ Lisa Stemmerich

Lisa Stemmerich
Director, Human Resources

ACCEPTED BY:

/s/ Jeffrey R. Latts	21 June 2001
Jeffrey R. Latts	Date

Enclosures:

Benefit Summary	Confidentiality Agreement
DE-4 (optional)	Insider Trading Policy
Direct Deposit Form (optional)	Employee Information Form
I-9	W-4